395 Page Mill Road, Building 3 | Palo Alto, CA 94304
Employment Offer Letter

December 31, 2018

Arun C. Murthy
517A Porpoise Bay Terrace
Sunnyvale CA 94089

Dear Arun:

On behalf of the Board of Directors (the “Board”) of Cloudera (the “Company”), I am pleased to offer you the position of Chief Product Officer (“CPO”). We believe that you will add substantially to the team and contribute greatly to the ultimate success of the Company by providing the same extraordinary leadership and vision that you have demonstrated throughout your career. This offer is conditional upon closing of the merger of the Company and Hortonworks, Inc. (“Hortonworks”) pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization by and among the Company, Hortonworks and the other parties named therein, on October 3, 2018, as amended from time to time (the “Merger”). If you accept this offer, your full-time employment will commence on the closing date of the Merger, or such other time as is mutually agreed in writing between you and the Company (the “Start Date”). The terms of your employment with the Company will be as follows:

1.
Position. You will serve as the Company’s CPO, and report to the Company’s Chief Executive Officer. You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as will reasonably be assigned to you by your supervisor or the Board. This is a full-time position with responsibility for the Company’s engineering and support. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your employment with the Company will be for no certain duration but will be “at-will” employment. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at-will” nature of your employment may only be changed in a document signed by you and a duly authorized executive of the Company (other than you).

2.	Location. You will work out of Cloudera’s Palo Alto, California location, or such other location as mutually agreed to between you and the Company.

3.	Compensation.

(a)
Base Salary. You will receive an annual salary of $380,000, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b)
Bonus. You will be eligible for an annual target bonus of sixty percent (60%) of your Base Salary (“Target Bonus” and the portion thereof to which you are actually entitled, the “Bonus”), less applicable withholding. Your Bonus will be based on the Company’s achievement of any applicable performance objectives and/or conditions that are established by the Company in its sole discretion. Payment of your Bonus will be subject to your continued employment through and until the date of payment, which will be no later than March 15 of the calendar year following the year in which such Bonus is earned.

(c)
Equity Incentives. The Hortonworks Board of Directors is expected to make a grant of 220,000 restricted stock units for Hortonworks’ common stock to you immediately prior to the closing of the Merger (the “Transition RSUs”). The Transition RSUs will be subject to the Amended and Restated Hortonworks, Inc. 2014 Stock Option and Incentive Plan and form of award agreement. Subject to, and upon the closing of the Merger, the Transition RSUs will be assumed and converted into restricted stock units for a number of shares of Company’s common stock equal to (x) 220,000, multiplied by (y) an exchange ratio of 1.305, such that you will hold 287,100 Company RSUs immediately following the closing. The Transition RSUs shall vest in full on December 15, 2019, subject to your continued employment through that date.

In addition, the Company will request that its Board of Directors approve another grant to you of RSUs for the Company’s common stock valued at $8,000,000, based on a 10-day closing price average for the period prior to the closing date of the Merger, as determined by the Company’s Board of Directors (the “Retention RSUs”). These Retention RSUs will be subject to the terms and conditions of the Company’s 2017 Equity Incentive Plan and form of award agreement. 80% of the Retention RSUs will be subject to service-based vesting, and 1/12th of the total number of shares underlying that portion of the grant will vest on each of the Company’s four pre-selected vesting dates for RSU recipients (March 15; June 15; September 15; and December 15) following December 15, 2019, subject to your continued employment through such dates. The remaining 20% of the Retention RSUs will vest subject to the achievement of performance criteria to be established by the Board and your continued employment through the applicable performance period.
Notwithstanding anything to the contrary in this letter, neither the Transition RSUs nor the Retention RSUs described in this Section 3(c) will be subject to any accelerated vesting under the terms of any Hortonworks termination, severance or change in control agreement, plan, policy or any other arrangement or understanding between you and Hortonworks.

4.
Benefits. The Company will provide you with the opportunity to participate in the Company’s standard health, dental and other benefits plans approved by the Board (which may include vacation or paid time off), subject to any eligibility requirements or other limits generally imposed by such plans or programs.

5.
Termination of Employment. You will be eligible to receive certain benefits and severance payments under a Severance and Change in Control Agreement between you and the Company (including an Executive Addendum to the Severance and Change in Control Agreement) (together, the “Severance Agreement”), which will become effective on the earlier of the 12-month anniversary of your Start Date or a Change in Control of the Company (as defined in the Severance Agreement). The Severance Agreement is attached to this offer letter as Exhibit A. Except as set forth in Section 3 above, any existing severance and/or acceleration terms you may have with Hortonworks pursuant to that certain Amended and Restated Employment Agreement by and between you and Hortonworks, dated September 28, 2018, those restricted stock unit agreements by and between you and Hortonworks, dated on or about February 6, 2018 and April 7, 2017, or otherwise (collectively, “Separation Benefits”) will remain in effect until the day immediately prior to the effective date of the Severance Agreement. As of the effective date of the Severance Agreement, all of your Hortonworks Separation Benefits shall terminate and shall be superseded in their entirety by the terms and conditions of the Severance Agreement.

Notwithstanding any provisions in this letter, the Severance Agreement or any agreement with Hortonworks to the contrary, you hereby expressly acknowledge and agree that any and all rights you may have to invoke “good reason,” a “constructive termination” or other similar phrase due to (i) a diminution in your authority, duties or responsibilities or those of your supervisor, as applicable, or (ii) a relocation of your business office, whether such rights arise before or after the closing of the Merger, shall be measured solely by comparison to your position and the position of your supervisor as set forth in Section 1 hereof and the principal location of your business office as set forth in Section 2 hereof, respectively.

2

6.
Background Checks. The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. Should your employment terminate due to the failure to pass a background check that does not amount to "Cause" under the Severance Agreement or any Hortonworks severance agreement, this offer letter and the Severance Agreement shall be void and you will not waive your rights under any Hortonworks severance agreement.

7.
Evidence of Employment Eligibility. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

8.	Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

9.
Confidentiality; Compliance with Policies. As a Company employee, you will be expected to abide by Company rules and regulations. You will be specifically required to sign an acknowledgement that you have read and understand the Company rules of conduct included in the Company handbook. You will be expected to sign and comply with the Employment, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B (the “Confidentiality Agreement”), which requires, among other things, the assignment of your rights to intellectual property made during your employment at the Company, and non-disclosure of proprietary information.

10.
Complete Agreement. This letter (together with the Severance Agreement and Confidentiality Agreement), and your agreements with Hortonworks identified in Section 5 in respect of your Separation Benefits, represent the entire agreement between you and the Company with respect to the material terms and conditions of your employment, and supersedes and replaces any and all prior verbal or written discussions, negotiations and/or agreements between you and the Company or between you and Hortonworks (or any representative thereof) relating to the subject matter hereof.

11.
Counterparts. This letter may be executed (i) in counterparts, each of which shall be an original, with same effect as if the signatures hereto were on the same instrument; and (ii) by facsimile or pdf. The parties agree that such facsimile or pdf signatures shall be deemed original signatures for all purposes.

To accept the Company’s offer, please sign and return this letter (including the attached exhibits) to the Company no later than December 31, 2018. In the event that the Merger is not completed, this offer will automatically terminate and will be of no further force or effect.

AGREED AND ACCEPTED	CLOUDERA, INC.

/s/ Arun C. Murthy	/s/ Tom Reilly
Arun C. Murthy	Tom Reilly

December 31, 2018	CEO

3

EXHIBIT A
Severance and Change in Control Agreement

EXHIBIT B
Employment, Confidential Information and Intellectual Property Assignment Agreement

EXHIBIT A CLOUDERA, INC.
Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment with Cloudera, Inc., its subsidiaries, affiliates, successors or assigns (together, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the "Intellectual Property Agreement"):

1.	Employment.

(a)    I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b)    I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

2.	Confidential Information.

(a)    Company Information. I agree at all times during the term of my employment (my "Relationship with the Company") and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

(b)    Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c)    Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

3.	Intellectual Property.

(a)    Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as "Intellectual Property") and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).
(b)    Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.
(c)    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d)    Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as "Prior Intellectual Property"), which belong to me, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.
Prior Intellectual Property:

Identifying Number
Title    Date    or Brief Description

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

(e)    Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Appendix A, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company's current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(d) above.

(f)    Return of Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the "Termination Certificate" attached hereto as Appendix B.
4.Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this Intellectual Property Agreement.

5.No Solicitation of Employees, Consultants and Customers. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that:

(a)    During the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit the employment of any person who shall then be employed by the Company (as an employee or consultant) or who shall have been employed by the Company (as an employee or consultant) within the prior twelve (12) month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

(b)    For a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, I shall not (i) either directly or indirectly solicit any existing or prospective customer, client or account of the Company with whom I communicated or with whom I became acquainted during my Relationship with the Company; or (ii) cause or attempt to cause any existing or prospective customer, client or account of the

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Company to divert from, terminate, limit or in any manner fail to enter into any actual or potential business relationship with the Company.

6.Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

7.	Arbitration and Equitable Relief.

(a)    Arbitration. Except as provided in Section (b) below, I agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Intellectual Property Agreement, shall be settled by arbitration to be held in San Francisco, California, in accordance with the rules then in effect of the American Arbitration Association, provided however, the parties will be entitled to full and liberal evidentiary discovery in accordance with the rules governing civil litigation in courts of the same jurisdiction. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. The Company will pay the costs and expenses of such arbitration, and each of us shall separately pay our counsel fees and expenses.

(b)    Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending the appointment of an arbitrator pursuant to this Intellectual Property Agreement. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute pursuant to arbitration. Accordingly, pursuant to C.C.P. §1281.8(b), if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute through arbitration. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance. However, upon appointment of an arbitrator, the arbitrator shall review any interim, injunctive relief granted by a court of competent jurisdiction and shall have the discretion, jurisdiction, and authority to continue, expand, or dissolve such relief pending completion of the arbitration of such dispute or controversy. The parties agree that any orders issued by the arbitrator may be enforced by any court of competent jurisdiction if necessary to ensure compliance by the parties.

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

8.	General Provisions.

(a)    Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such State. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Northern District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b)    Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c)    Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)    Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of     ,.

Signature:     Name:     Address:

CLOUDERA, INC. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

APPENDIX A

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX B
APPENDIX B CLOUDERA, INC.

Termination Acknowledgments

I confirm that I have returned any Cloudera property that is in my possession, including any equipment, records, data, notes, reports, proposals, lists, correspondence, and specifications, and that I do not have any of these items in my possession.

I further confirm that I have complied with all the terms of the Employment, Confidential Information and Intellectual Property Assignment Agreement that I signed when I joined Cloudera, and that I will continue to comply with all the terms of that agreement, including my confidentiality and non-solicit obligations therein.

This Acknowledgement does not limit any continuing obligations I have under the Intellectual Property Agreement.

Date:
(Signature)